Exhibit 99.1

China ACM Special Committee Selects Legal Advisor

BEIJING--(Marketwire - August 9, 2011) - China Advanced Construction Materials Group, Inc. ("China ACM" or the "Company") (NASDAQ: CADC), a leading provider of ready-mix concrete and related technical services in China, today announced that the special committee of its Board of Directors ("Special Committee"), formed to consider, among other things, the proposal stated in the letter received by its Board of Directors from the Company's Chairman and Chief Executive Officer, Mr. Xianfu Han, and Vice Chairman and Chief Operating Officer, Mr. Weile He, on July 26, 2011, has retained Skadden, Arps, Slate, Meagher & Flom, LLP as its legal advisor to assist the Special Committee in its work.

No assurance can be given that any definitive offer will be made, any agreement will be executed or a transaction with Messrs. Han and He or any other transaction will be approved or consummated. The Company does not intend to disclose developments regarding these matters unless and until its Board of Directors determines that there is a need to update the market.

About China ACM

China ACM is a leading producer of advanced, certified eco-friendly ready-mix concrete (RMC) and related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of fixed ready-mix concrete plants covering the Beijing metropolitan area. It also has technical consulting services and preferred procurement agreements with other independently owned plants across China. Additionally, the Company owns numerous portable plants deployed in various provinces across China primarily in major high speed rail projects. More information about the Company is available at www.china-acm.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning to the possibility of any going private proposal, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects," "may" or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release, except to the extent required by law. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.

Contact
Financial Profiles
Tricia Ross
(916) 939-7285
tross@finprofiles.com

Financial Profiles
Moira Conlon
Tel: (310) 478-2700 x11
mconlon@finprofiles.com